EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED CERTIFICATE OF INCORPORATION

OF

AUTHENTIDATE HOLDING CORP.

Authentidate Holding Corp. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST:     That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation to amend the name of the Corporation to Aeon Global Health Corp., declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

SECOND:     That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law at which the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

FOURTH:     Therefore, Article FIRST of the Certificate of Incorporation shall be amended so that, as amended, said Article shall be and read as follows:

The name of the Corporation is Aeon Global Health Corp.

FIFTH:     That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the 31st day of January, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation, as amended, to be signed by its duly authorized Chief Financial Officer this 25 day of January, 2018.

AUTHENTIDATE HOLDING CORP.

By: /s/ Michael J. Poelking

Name: Michael J. Poelking

Title: Chief Financial Officer